Exhibit 99.1

Company Contact:	Anthony DiPippa
Executive Vice President and
Chief Financial Officer
Cache Inc.
(212) 575-3200

Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE EXTENDS RIGHTS OFFERING

New York, New York — May 23, 2014 — Cache, Inc. (“Cache”) (NASDAQ: CACH), a specialty chain of women’s apparel stores, announced today that it has extended the deadline of its previously announced $15.0 million rights offering to 5:00 p.m., New York City time, May 27, 2014.  All other terms and conditions of the offering, which was originally scheduled to expire May 22, 2014, remain the same.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

A copy of the prospectus, once available, or further information with respect to the rights offering, may be obtained by calling the Information Agent, Morrow & Co., LLC, toll free at 800-662-5200.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of apparel and accessories. Cache offers a boutique shopping experience for stylish and fashion-conscious women with a product line consisting of elegant evening wear, event and day dresses, casual sportswear and accessories, primarily sold under the Cache brand- everything to meet the events and lifestyle needs in a woman’s life. Cache currently operates 239 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.

Forward-Looking Statements and Other Information

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, our ability to successfully implement our business strategy and to integrate new members of management, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, factors specific to our Company and merchandise, such as demand for our merchandise and markdowns Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the section of our Annual Report on Form 10-K filed with the SEC on March 25, 2014 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.